EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8 pertaining to the following stock option plans:

(1)	First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan),

(2)	First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as the National Mercantile Bancorp 1994 Stock Option Plan),

(3)	First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan), and

(4)	First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan);

of First California Financial Group, Inc. and to the incorporation by reference therein of our report dated March 31, 2006 except for Notes 1, 2, 7, 8, 11, 13, 14, 15, and 17 as to which the date is September 28, 2006, with respect to the consolidated balance sheet (restated) of National Mercantile Bancorp and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows (restated) for the year ended December 31, 2005, appearing in the joint proxy statement-prospectus filed on Form S-4 of First California Financial Group, Inc. on February 20, 2007, constituting part of Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-13816) filed on February 13, 2007.

/s/ Moss Adams LLP

Los Angeles, California

March 14, 2007